Exhibit 4.2

Execution Version

FIRST SUPPLEMENTAL INDENTURE

VALERO ENERGY PARTNERS LP, as Issuer

VALERO ENERGY CORPORATION, as Parent Guarantor

AND

U.S. BANK NATIONAL ASSOCIATION, as Trustee

Dated as of January 10, 2019

______________________

Supplementing the Indenture
dated as of November 30, 2016

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of January 10, 2019, among VALERO ENERGY PARTNERS LP, a Delaware limited partnership, as issuer (the “Partnership”), VALERO ENERGY CORPORATION, a Delaware corporation, as parent guarantor (the “Parent Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Partnership and the Trustee have heretofore executed and delivered an Indenture dated as of November 30, 2016 (the “Base Indenture” and, as supplemented by the Officers’ Certificates establishing the terms of the Senior Notes (as defined below) and this First Supplemental Indenture, the “Indenture”) providing for the issuance from time to time of the Partnership’s debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as may be fixed as provided in the Base Indenture;

WHEREAS, the Partnership has heretofore executed and delivered to the Trustee (i) an Officers’ Certificate dated as of December 9, 2016, establishing the terms of $500,000,000 aggregate principal amount of the Partnership’s 4.375% Senior Notes due 2026 (the “2026 Notes”) and (ii) an Officers’ Certificate dated as of March 29, 2018, establishing the terms of $500,000,000 aggregate principal amount of the Partnership’s 4.500% Senior Notes due 2028 (together with the 2026 Notes, the “Senior Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of October 18, 2018, by and among the Parent Guarantor, Forest Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Parent Guarantor (“Merger Sub”), the Partnership and Valero Energy Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Merger Sub will merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership will survive and continue to exist as a Delaware limited partnership and indirect wholly owned subsidiary of the Parent Guarantor;

WHEREAS, in connection with, and effective upon, the consummation of the Merger, the Parent Guarantor desires to issue an unconditional and irrevocable guarantee of the prompt payment, when due, of any amount owed to the Holders of the Senior Notes under the Indenture and any other amounts due pursuant to the Indenture, as contemplated by Section 2 of this First Supplemental Indenture (the “Parent Guarantee”);

WHEREAS, Section 901(8) of the Base Indenture explicitly authorizes the Partnership and the Trustee, without the consent of the Holders of any Securities, to enter into one or more supplemental indentures for the purpose of adding any guarantees of any series of Securities;

WHEREAS, the respective board of directors of the General Partner and the Parent Guarantor have each approved by resolution, effective upon the consummation of the Merger, this First Supplemental Indenture and the Parent Guarantee, and certified copies of such resolutions will be delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture as required by the Base Indenture; and
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WHEREAS, the Partnership has delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture the Officers’ Certificate and Opinion of Counsel contemplated by Section 102 and 903 of the Base Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership, the Parent Guarantor and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Senior Notes, as follows:

1.	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

2.
Addition of Parent Guarantee. Effective contemporaneously with the consummation of the Merger, the Parent Guarantor hereby guarantees the payment obligations of the Partnership under the Senior Notes and the Indenture on the terms set forth as Appendix A hereto.

3.	Effectiveness. This First Supplemental Indenture shall be effective upon its execution and delivery by the parties hereto.

4.
No Recourse Against Others. A director, officer, employee, stockholder, partner, limited partner or other owner of the General Partner, the Partnership, the Parent Guarantor or any of their Affiliates or the Trustee, as such, shall not have any liability for any obligations of the Partnership under the terms of the Senior Notes or for any obligations of the Partnership, the Parent Guarantor or the Trustee under the Indenture, this First Supplemental Indenture or the Parent Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of the Senior Notes, by accepting the benefits of the Indenture, waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Parent Guarantee.

5.
Ratification of Indenture; First Supplemental Indenture Part of Indenture. The Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

6.
Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof that would result in the application of the law of a different state.

7.
Duplicate Originals; Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

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8.	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.	Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the parties hereto shall bind the successors and assigns of such parties, whether so expressed or not.

10.
Severability Clause. In case any provision in this First Supplemental Indenture or in the Parent Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.
Amendment. The Parent Guarantor may amend this Parent Guarantee at any time for any purpose without the consent of the Trustee or any Holder of the Senior Notes; provided, however, that if such amendment adversely affects the rights of the Trustee or any Holder of the Senior Notes, the prior written consent of the Trustee shall be required.

12.
Benefits of First Supplemental Indenture and Parent Guarantee. Nothing in this First Supplemental Indenture or in the Parent Guarantee, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent and their successors or the Holders of the Senior Notes or coupons, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture or the Parent Guarantee.

13.
Not Responsible for Recitals or Parent Guarantee. The recitals contained herein shall be taken as the statements of the Partnership and the Parent Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Parent Guarantee.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and delivered as of the date first above written.

VALERO ENERGY PARTNERS LP, as Issuer

By:	Valero Energy Partners GP LLC, its general partner

By:	/s/ Donna M. Titzman
	Name:	Donna M. Titzman
	Title:	Executive Vice President and Chief Financial Officer

Attest:

/s/ J. Stephen Gilbert
J. Stephen Gilbert
Secretary

VALERO ENERGY CORPORATON, as Parent Guarantor

By:	/s/ Donna M. Titzman
	Name:	Donna M. Titzman
	Title:	Executive Vice President and Chief Financial Officer

Attest:

/s/ J. Stephen Gilbert
J. Stephen Gilbert
Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael K. Herberger
	Name:	Michael K. Herberger
	Title	Vice President

Signature Page to First Supplemental Indenture

Appendix A

Parent Guarantee

1.
Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture, dated as of November 30, 2016, between the Partnership, as issuer, and the Trustee, as trustee (the “Base Indenture”), as supplemented by (i) an Officers’ Certificate dated as of December 9, 2016, establishing the terms of $500,000,000 aggregate principal amount of the Partnership’s 4.375% Senior Notes due 2026 (the “2026 Notes”), (ii) an Officers’ Certificate dated as of March 29, 2018, establishing the terms of $500,000,000 aggregate principal amount of the Partnership’s 4.500% Senior Notes due 2028 (together with the 2026 Notes, the “Senior Notes”) and (iii) the First Supplemental Indenture dated as of January 10, 2019 among the Partnership, as issuer, Valero Energy Corporation, a Delaware corporation, as parent guarantor (the “Parent Guarantor”) and the Trustee, as trustee (the “First Supplemental Indenture”) (the Base Indenture, as supplemented by the Officers’ Certificates establishing the terms of the Senior Notes and the First Supplemental Indenture, the “Indenture”).

2.
Parent Guarantee. With respect to the Senior Notes, Parent Guarantor unconditionally and irrevocably guarantees the prompt payment, when due, of any amount owed to the Holders of the Senior Notes under the terms of such Senior Notes, the Indenture and any other Obligations.

3.
Nature of Parent Guarantee. The Parent Guarantor’s obligations hereunder shall not be affected by any circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Parent Guarantor. The Parent Guarantor agrees that the Trustee or the Holders of the Senior Notes may resort to the Parent Guarantor for payment of any of the applicable Obligations whether or not the Trustee or the Holders of the Senior Notes shall have first proceeded against the Partnership or any other obligor principally or secondarily obligated with respect to the Obligations. The Trustee and the Holders of the Senior Notes shall not be obligated to file any claim relating to the Obligations in the event that the Partnership becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Trustee or the Holders of the Senior Notes to so file shall not affect the Parent Guarantor’s obligations hereunder. In the event that any payment to the Trustee, or the Holders of the Senior Notes in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Parent Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.

4.
Changes in Obligations, and Agreements Relating thereto; Waiver of Certain Notices. The Parent Guarantor agrees that the Partnership, the Trustee and the Holders of the Senior Notes may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Parent Guarantor, agree to extend the time of payment of, or renew all or any part of the Obligations, and the Partnership, the Trustee and the Holders of the Senior Notes may also make any agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Trustee or the Holders of the Senior Notes and the Partnership, without in any way impairing or affecting this Parent Guarantee. The Parent Guarantor waives notice of the acceptance of this Parent Guarantee and of the Obligations, presentment, demand for payment, notice of dishonor and protest.

5.
Expenses. The Parent Guarantor agrees to pay on demand all reasonable and documented fees and out-of-pocket expenses (including the reasonable fees and expenses of one firm of counsel representing the Trustee or the Holders of the Senior Notes that is reasonably acceptable to the Parent Guarantor) in any way relating to the enforcement or protection of the rights of the Trustee or the Holders of the Senior Notes hereunder; provided, however, that the Parent Guarantor shall not be liable for any fees or expenses of the Trustee or the Holders of the Senior Notes if no payment under this Parent Guarantee is due.

6.
Subrogation. Upon payment of the Obligations to the Trustee or the Holders of the Senior Notes in full, the Parent Guarantor shall be subrogated to the rights of the Trustee and the Holders of the Senior Notes against the Partnership with respect to the Obligations, and the Trustee and the Holders of the Senior Notes agree to take, at the Parent Guarantor’s expense, such steps as the Parent Guarantor may reasonably request to implement such subrogation.

7.
No Waiver; Cumulative Rights. No failure on the part of the Trustee or the Holders of the Senior Notes to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Trustee or the Holders of the Senior Notes of any right, remedy or power hereunder preclude any other or further exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Trustee or the Holders of the Senior Notes or allowed it or them by law or in equity or other agreement shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by the Trustee or the Holders of the Senior Notes at any time or from time to time.

8.
Assignment. Nothing contained in this Parent Guarantee shall prevent any consolidation or merger of the Parent Guarantor with or into any other Person (whether or not affiliated with the Parent Guarantor), or successive consolidations or mergers in which the Parent Guarantor or its successor shall be a party or parties, or shall prevent any conveyance or transfer of the properties and assets of the Parent Guarantor as an entirety or substantially as an entirety to any other Person (whether or not affiliated with the Parent Guarantor) lawfully entitled to acquire the same; provided, however, that upon any such consolidation, merger, conveyance or transfer, the due and punctual performance and observance of all of the covenants and conditions of the Parent Guarantee to be performed by the Parent Guarantor shall be expressly assumed, in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by the Person (if other than the Parent Guarantor) formed by such consolidation, or into which the Parent Guarantor shall have been merged, or by the Person which shall have acquired such properties and assets.

9.
Notices. All notices to or demands on the Parent Guarantor shall be deemed effective when actually received, shall be in writing and shall be delivered by hand or by registered mail (or similar type mail) return receipt requested and postage prepaid, or by facsimile transmission promptly confirmed by registered mail (or similar type mail) return receipt requested and postage prepaid, addressed to the Parent Guarantor at:

Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
(210) 345-2000
Attention: Donna M. Titzman

or to such other address or facsimile number as the Parent Guarantor shall have notified the Trustee in a written notice delivered to the Trustee at the address specified in the Base Indenture.

10.
Continuing Guarantee. This Parent Guarantee shall remain in full force and effect and shall be binding on the Parent Guarantor, its successors and assigns until all of the Obligations have been satisfied in full.

11.	Governing Law. This Parent Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof that would result in the application of the law of a different state.